UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

Jo-Ann Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Materials for our Annual Shareholders Meeting have been distributed. We chose to “go green” this year by providing access to our proxy voting materials online versus mailing hard copies. If you own Jo-Ann stock you will receive a “Notice & Access” card in the mail directing you to view proxy materials and vote your shares online. You may receive multiple Notice & Access cards if you own Jo-Ann stock in various ways, such as through your 401K Plan, Associate Stock Ownership Plan, Restricted Stock, or if you own our stock in a personal brokerage account. Each Notice & Access card will have a unique control number on it and it’s important that you vote each of these control numbers.
In addition to the election of directors and the ratification of Ernst & Young as our external auditors, we have two important proposals to be voted on this year. The first is the 2008 Incentive Compensation Plan and the second is the 2008 Associate Stock Ownership Plan. These replace the current 1998 Incentive Compensation Plan that expires this June. These two plans are important to our company and will enable us to continue to attract and retain qualified employees and non-employee directors by providing incentives and rewarding performance. For more information on these two plans please read the proxy voting materials.
This is the first year we produced a Video Annual Report versus the hard copy we printed in past years. This new format allows us to showcase Jo-Ann as a company, our employees and our promising future. It also supports our initiative to “go green.” By utilizing a Video Annual Report and the Notice & Access card noted above, we will save over 7,000 pounds of paper.
The Video Annual Report is available for viewing by clicking the following link:
http://icr.vo.llnwd.net/o1/IDM_Hosting/VAR/JAS/JAS_VAR08_prn.html
It can also be accessed at Joann.com; click on the “Investor Relations” link on the bottom of the home page.
Don’t forget to VOTE!
Thanks,
Darrell